December 13, 2024

Office of the Chief Accountant Securities and

Exchange Commission 100 F Street, N.E.

Washington, DC 20549

Re: NYLI MacKay Arizona Muni Fund, NYLI MacKay Colorado Muni Fund, NYLI MacKay Oregon Muni Fund and NYLI MacKay Utah Muni (the “Funds”) of New York Life Investments Funds Trust, Commission File Number 811- 22321

(Formerly, Aquila Tax-Free Trust of Arizona. Aquila Tax-Free Fund of Colorado, Aquila Tax-Free Trust of Oregon, and Aquila Tax-Free Fund for Utah, each a series of Aquila Municipal Trust, Commission File Number 811-4503)

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Funds pursuant to Item 304(a) of Regulation S-K in its Form N-CSR to be filed on or about December 20, 2024, captioned “Change in Independent Public Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

Tait, Weller & Baker LLP

cc: Christopher Feind, Assistant Treasurer  New York

Life Investments Funds Trust

 51 Madison Avenue

 New York, NY 10010

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529